Exhibit 99.1
FOR IMMEDIATE RELEASE               GREENHUNTER ENERGY, INC.
GREENHUNTER ENERGY ANNOUNCES BOARD OF DIRECTOR
AND MANAGEMENT CHANGES
GRAPEVINE, TEXAS, JUNE 6, 2008 — GreenHunter Energy, Inc. (AMEX: GRH) announced today certain changes among senior management as well as the appointment of a Lead Director to the Board. Additionally, Michael K. Studer has resigned from the Company’s Board of Directors. A summary of changes effective today is as follows:
Lead Director, GreenHunter Energy Board of Directors: Stuart W. Ray
Stuart W. Ray has been a board member of GreenHunter Energy since December, 2007. Mr. Ray is an executive with broad experience in the financial services and energy industry having previously been a partner and managing director of BT Wolfensohn, the mergers and acquisitions arm of Bankers Trust, and Wolfensohn and Company which Bankers Trust acquired in 1996. He currently is a partner in Sonenshine Partners LLC, a boutique investment banking firm in New York City. He is also a partner in Urban American Partners LLC, which identifies, acquires and operates portfolios of working class housing in metropolitan areas. Mr. Ray helped found this company in 1998. Mr. Ray is also a director of SandRidge Energy, Inc. an energy company based in Oklahoma City, Oklahoma traded on the New York Stock Exchange.
President, GreenHunter BioPower: Stephen A. Wiley
Stephen Wiley has served as the Senior Vice President for GreenHunter Wind Energy, a wholly-owned subsidiary of GreenHunter Energy, Inc., since September, 2007.
Mr. Wiley has been involved in the independent power generation business for the past 18 years in various managerial positions in development, mergers and acquisitions, finance, asset management, and investor relations. Prior to joining GreenHunter Energy, Mr. Wiley served as the director of development for Gamesa Energy, one of the world’s leaders in wind energy technology and development. In this role Mr. Wiley was responsible for development in the central and western part of the U.S. Under his guidance, Gamesa developed the largest wind energy project in its international portfolio.
Senior Vice President of Engineering & Technology, GreenHunter BioFuels: Bruce Baughman
Bruce A. Baughman has served as GreenHunter BioFuels, Inc.’s Vice President of Engineering and Technology since February 2007. He has served as the General Manager of the Company’s biofuels project in Houston where GreenHunter has created the nation’s first renewable fuels campus which includes the country’s largest biodiesel refinery with a capacity of 105 million gallons per year, a 21 million gallon per year methanol distillation business unit, the nation’s largest glycerin distillation plant at 200 million pounds per year, a 700,000 barrel bulk storage/terminal facility and a 7.2 MW merchant-power cogeneration plant (biodiesel fired).

Mr. Baughman has previously served in various roles of increasing responsibility in the oilseed processing, food/specialty chemical processing, power generation and biofuels manufacturing sectors over the last 28 years.
Vice President of Special Projects, GreenHunter BioFuels: Michael O’Leary
Michael O’Leary has been hired to work predominately on special international projects for the Company. He brings thirty years of power industry experience, plant operation and industrial process optimization experience to GreenHunter Energy. As an energy and industrial process consultant, Mr. O’Leary’s tasks included managing changing operational economies, plant shutdown and preservation, as well as facility re-activations and technology upgrades. He has extensive hands-on management, operations and maintenance experience with multiple technology power generation facility types. In addition to providing technical support, Mr. O’Leary has been active in leading business development and project financing efforts.
Special Advisor to the Chairman of the Board: Kevin D. Kuykendall
Kevin D. Kuykendall was one of the original founders of White Energy, the largest private ethanol production company in the United States. He served as the company’s President and Chief Executive Officer from January 2005 through May 2008. Mr. Kuykendall brings strong financial and operational leadership and proven experience in developing and executing growth strategies in the alternative energy space.
Mr. Kuykendall’s success in building premier management teams and successful entrepreneurial ventures is significant. Mr. Kuykendall was instrumental in raising over $475 million in equity and debt and building White Energy into the fourth largest ethanol producer in the US with over 260 million gallons of production per year.
Mr. Kuykendall has been retained as Special Advisor to the Chairman in a consulting capacity where he will concentrate predominately on international opportunities in the biofuels arena.
Effective June 30, 2008, Michael K. Studer will resign as President and Chief Operating Officer but will remain as Special Advisor to the Chairman in a consulting capacity. Gary C. Evans will also assume the title of President at that time.
In response to his decision to resign as an executive officer and director of the Company, Michael K. Studer said, “Today we are making the necessary changes required to position GreenHunter Energy in a manner to leverage our renewable fuels campus concept. We are committed to investing in the areas around the world necessary to achieve vertical integration into non-food based feedstocks that will allow us to capture the greatest margins possible. We also aim to build the distribution assets necessary to create long-term value.”
Commenting on the changes to the Board of Directors and management team announced today, Chairman and Chief Executive Officer Gary C. Evans stated, “These Board and management changes reflect the requirements we believe are necessary in order to achieve the future growth plans we have established as a group for this Company. As any new enterprise begins to mature from the embryonic and development stage to an operational phase, specific management skill requirements also change. It is incumbent on our Board of Directors and executive management team to anticipate these events and begin the proper transition required. Our ultimate goal is to maximize the returns on our capital employed. The many changes announced today reflect the decisions to promote from within, hire new personnel, and realign our team in a manner that creates the greatest opportunities for success at GreenHunter Energy, Inc.”

GreenHunter Energy is focused on the renewable energy sectors of wind, hydro, geothermal, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico, California, Texas, and China, a former waste oil and chemical refinery that has been converted into the nation’s largest biodiesel refinery and nation’s largest glycerin refinery located in Houston, Texas, and a biomass power plant located in El Centro, California. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company based in the U.S. that provides to investors a portfolio of diversified assets in the alternative energy sector. Additional information about GreenHunter Energy may be found at www.greenhunterenergy.com.
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For Further Information Contact:
GreenHunter Energy, Inc.
 Jack W. Zedlitz
 1048 Texan Trail
 Grapevine, TX 76051
 Tel: (972) 410-1044
 jzedlitz@greenhunterenergy.com